Exhibit 10.34

EXHIBIT C-2

ALS NON-COMPETE/NON-SOLICITATION AGREEMENT

This ALS NON-COMPETE AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of this 8th day of June, 2005, by and between STRATUS SERVICES GROUP, INC., a Delaware company (“Stratus”) and ALS, LLC, a Florida limited liability company (“ALS”), and the respective affiliates, officers, directors and/or principals of each of Stratus and ALS.

RECITALS:

WHEREAS, ALS and Stratus have executed an Asset Purchase Agreement (“Asset Purchase Agreement”) whereby ALS has purchased certain assets related to the ongoing clerical and light industrial staffing business of Stratus at the Cotati, Fairfield, Hayward, Napa, Roseville and Sacramento, California branch offices (the “Purchased Assets”); and

WHEREAS, ALS and Stratus are currently parties to a certain Outsourcing Agreement, as amended, which clarifies certain non-competition and non-solicitation provisions among the parties; and

WHEREAS, ALS possesses substantial information and knowledge regarding the Purchased Assets; and

WHEREAS, the parties desire to enter into an agreement whereby ALS acknowledges its obligations under the Outsourcing Agreement, and reaffirms same except as amended hereby.

NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged, and other good and valuable consideration, the parties hereto agree as follows:

Confidentiality and Trade Secrets

ALS acknowledges that it has had access to confidential information concerning Stratus’ business and clients relating thereto, including their business affairs, special needs, preferred methods of doing business, methods of operation, key contact personnel and other data, all of which provides ALS with a competitive edge and none of which is readily available except to Stratus.

ALS further acknowledges that it has had access to the names, addresses, telephone numbers, qualifications, education, accomplishments, experience, availability, resumes and other data regarding persons who have applied or been recruited for temporary or permanent employment relating to the Stratus’ business, as well as job order specifications and the particular characteristics and requirements of persons generally hired by a client, specific job listings, mailing lists, computer runoffs, financial and other information, all of which provides ALS with a competitive edge and none of which is readily available except to Stratus.

ALS agrees that all of the foregoing information regarding Stratus’ business and all clients and employees related thereto constitutes valuable and proprietary trade secrets and confidential information of Stratus (hereafter “Confidential Information”).

Non-Competition Agreement

ALS acknowledges that, pursuant to the terms of the Outsourcing Agreement between Stratus and ALS, as amended, the parties have also agreed, in Sections 11 and 12 thereof, to certain non-solicitation provisions, relating to Stratus. This Agreement shall not, in any way, be deemed to supercede those provisions of the Outsourcing Agreement other than those relative to the Cotati, Fairfield, Hayward, Napa, Roseville and Sacramento, California branch offices (the “Northern California Offices”) which other such provisions remain in full force and effect. ALS acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of Stratus. Notwithstanding the foregoing, ALS retains the right to continue to service the GRM, APX and Spherion Accounts, which are shared by ALS and Stratus (the “Shared Accounts”) relative to the Northern California Offices and in all locations not currently being serviced by Stratus.

Non-Disclosure Agreement

ALS agrees that except as directed by Stratus, it will not at any time use for any reason or disclose to any person any of the Stratus Confidential Information or permit any person to examine and/or make copies of any documents which may contain or are derived from Confidential Information, whether prepared by Stratus or otherwise, without the prior written permission of Stratus.

No Adequate Remedy at Law

ALS acknowledges and agrees that any breach or threatened breach by of this Agreement by ALS would cause immediate and irreparable injury to Stratus and that money damages alone would not provide an adequate remedy in the event ALS breaches any of the above covenants. Accordingly, ALS agrees that Stratus shall have the right to seek and obtain an injunction to enjoin any such breach by ALS without the requirement of the posting of a bond and, if Stratus shall institute any action or proceeding to enforce those covenants, ALS hereby waives and agrees not to assert the claim or defense that Stratus has an adequate remedy at law. The foregoing shall not prejudice Stratus’ right to require ALS to account for and pay over to Stratus the amount of any damages incurred by Stratus as a result of any such breach.

Scope and Duration

It is expressly understood and agreed that Stratus and ALS consider the restrictions contained in this Agreement to be reasonable and necessary for the purposes of preserving and protecting the goodwill, legitimate business interests, and proprietary trade secrets and confidential information of Stratus. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or to be overbroad as to geographic area, or time, or with respect to a particular scope of commerce, or to be otherwise unenforceable, the parties intend for the restrictions set forth above to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that either party may assign its rights hereunder to a subsidiary or affiliate, provided that the party assigning shall remain liable for its obligations hereunder. Any assignment in contravention of this provision shall be null and void. No assignment shall release either party from any obligation or liability under this Agreement.

Entire Agreement; Amendment

This Agreement, the Asset Purchase Agreement, of even date herewith, all schedules and exhibits thereto and hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties, by the consent of their respective Boards of Directors, Members or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by both parties.
Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles.

Section Headings

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

STRATUS SERVICES GROUP, INC.

By: /s/ Joseph J. Raymond
Joseph J. Raymond
Chairman and CEO

ALS, LLC

By: /s/ Michael J. O’Donnell
Michael J. O’Donnell
Managing Member